Exhibit 10.3

Certain identified information, marked by [***], has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Execution Version

DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG NEW YORK BRANCH 60 Wall Street New York, New York 10005

CONFIDENTIAL

January 13, 2020

Cott Holdings Inc.

4221 W. Boy Scout Blvd., Suite 400

Tampa, Florida 33607-5736

ATTENTION: Shane Perkey, Treasurer

Project First

COMMITMENT LETTER

Ladies and Gentlemen:

You (“you” or the “Borrower”), a wholly-owned subsidiary of Cott Corporation, a corporation organized under the laws of Canada (“Parent”), have advised Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank AG New York Branch (“DBNY” and, together with DBSI, the “Commitment Parties”, “we” or “us”) that you, directly or indirectly through one of your wholly-owned domestic subsidiaries, intend to acquire (the “Acquisition”) all of the equity interests in the company identified to us as “First” and its subsidiaries (the “Target”) pursuant to the Agreement and Plan of Merger, dated as of the date hereof, by and among the Target, a Delaware corporation, Parent, Cott Holdings Inc., a Delaware corporation, Fore Acquisition Corporation, a Delaware corporation and Fore Merger LLC, a Delaware limited liability company (together with the exhibits, annexes and schedules thereto, the “Acquisition Agreement”), and to consummate the other Transactions (as defined below). In connection therewith, the Borrower intends to finance the cash portion of the consideration for the Acquisition and Refinancing (as hereinafter defined) and related fees and expenses with (a) a seven-year senior secured term loan credit facility (the “Term Loan Facility”) in an aggregate principal amount of $400,000,000 (as such amount may be reduced by any net cash proceeds of a disposition by the Borrower of all or substantially all of the business (whether by sale of assets or equity interests or otherwise) previously identified to us and code-named “Coffee” (any such disposition constituting at least a majority of the business, the “Planned Disposition”)) and (b) cash on the balance sheet of Parent and/or its subsidiaries. The date of consummation of the Acquisition and the Refinancing and on which the Term Loan Facility is available to be borrowed, subject to the conditions set forth herein, is referred to herein as the “Closing Date.” All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Term Sheet (as defined below).

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1.    Commitments. In connection with the foregoing, (a) DBNY is pleased to advise you of its commitment to provide 100% of the aggregate principal amount of the Term Loan Facility (in such capacity, the “Initial Lender”) and DBNY will act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Term Loan Facility, in each case upon the terms set forth in this letter and in Exhibits A and B hereto (collectively, the “Term Sheet” and, together with this letter agreement, the “Commitment Letter”) and subject solely to the conditions set forth in Section 5 hereof and (b) DBSI is pleased to advise you of its willingness, and you hereby engage DBSI, to act as the sole lead arranger and bookrunner (in such capacity, the “Lead Arranger”) for the Term Loan Facility. You agree that no other titles will be awarded and no compensation (other than as expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Term Loan Facility unless you and we shall so agree; provided, that if the TLB Syndication Commencement Date occurs, you shall be permitted to appoint one or more additional lead arrangers and bookrunners (the “Additional Arrangers”) and pay to such Additional Arrangers, in the aggregate, fees not to exceed the Additional Arranger Fee (as defined in the Fee Letter; provided, that payment of such fee shall be subject to the conditions set forth in the Fee Letter); provided, further, that (x) DBSI will have “left” placement in any and all marketing materials or other documentation used in connection with the Term Loan Facility and the role and responsibilities customarily associated with such placement and (y) no economics (other than the Additional Arranger Fee) or commitments with respect to the Term Loan Facility shall be awarded to such Additional Arranger unless you and we shall so agree.

2.    Syndication. The Lead Arranger shall be permitted to commence syndication of the Term Loan Facility on the earliest of (x) the consummation of the Planned Disposition [***], (y) 5 business days after any written determination by you to terminate or abandon the sale process relating to the Planned Disposition (it being understood and agreed that you shall provide the Lead Arranger with written notice of such termination within 2 business days thereof) and (z) 60 days following the Closing Date; provided, in any such case, that commitments of the Initial Lender (or, if after the Closing Date, loans) with respect to the Term Loan Facility remain outstanding on such date (such earlier date, the “TLB Syndication Commencement Date”). Until the earlier of (x) 30 days following the TLB Syndication Commencement Date and (y) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved (such earlier date, the “Syndication End Date”), you agree to assist the Lead Arranger in syndicating the Term Loan Facility. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) direct contact between your senior management, on the one hand, and the proposed Lenders, on the other hand, in all such cases at times and locations to be mutually agreed upon, (c) your assistance in the preparation of marketing materials reasonably acceptable to you to be used in connection with the syndication of the Term Loan Facility (collectively with the Term Sheet and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (d) using your commercially reasonable efforts to procure, prior to the TLB Syndication Commencement Date, public ratings (but no specific ratings) for the Term Loan Facility from each of S&P and Moody’s, and a public corporate credit rating (but no specific rating) and a public corporate family rating (but no specific rating) in respect of Parent after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Lead Arranger, of one meeting with prospective Lenders at a time and location to be mutually agreed upon, and to the extent reasonably necessary, one or more conference calls with prospective Lenders at times to be mutually agreed, (f) at any time following the TLB Syndication Date and prior to the Syndication End Date, ensuring that there is no competing issuance, offering, placement or arrangement of any debt securities or credit facilities by

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or on behalf of you or your subsidiaries and, using your commercially reasonable efforts to ensure to the extent not in contravention of the Acquisition Agreement, the Target and its subsidiaries (in each case, other than (i) the Term Loan Facility, (ii) any refinancing, renewal or extension of the 2016 Notes and 2017 Notes (each as defined in the Existing ABL Credit Agreement (as defined below) as in effect on the date hereof) with similar “high-yield” debt securities, (iii) existing indebtedness of the Target and its subsidiaries that is permitted to remain outstanding under the Acquisition Agreement, including any refinancings, replacements or extensions thereof, (iv) any debt of Parent or any of its subsidiaries incurred under that certain Second Amended and Restated Credit Agreement, dated January 30, 2019, among Parent, the other loan parties party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto (as amended, restated, amended and restated, supplemented, waived, refinanced, replaced, extended or otherwise modified from time to time, the “Existing ABL Credit Agreement” and the asset-based facility available thereunder, the “ABL Facility”), including any refinancing, replacement or extension thereof, (v) working capital facilities, capital lease, purchase money and equipment financings, in each case incurred in the ordinary course of business and including any refinancings, replacements or extensions thereof, (vi) indebtedness disclosed to the Commitment Parties on or prior to the date hereof, (vi) [reserved] and (vii) indebtedness approved by the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned)) without the prior written consent of the Lead Arranger if such securities or facilities would have a materially detrimental effect upon the syndication of the Term Loan Facility and (g) using your commercially reasonable efforts to provide the Lead Arranger with (x) the information set forth in paragraphs (ii) and (iii) of Exhibit B hereto and (y) other information customarily included in a confidential information memorandum and lender presentation for financings of this type prior to the TLB Syndication Commencement Date, including the Projections (as defined below).

For the avoidance of doubt, but without limiting the conditions precedent to funding, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding upon you, the Target or any of your or its respective subsidiaries or affiliates; provided that you will take commercially reasonable efforts to provide such information without violating a confidentiality agreement binding on you or waiving attorney-client privilege as contemplated in the paragraph above; provided, further, that in the event you do not provide information that could reasonably be considered material to the Lenders because the disclosure thereof would violate a confidentiality agreement binding on you or waive attorney-client privilege as contemplated in the paragraph above, you will promptly provide notice to the Commitment Parties that such information is being withheld. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties as a condition to the commitments hereunder or the funding of the Term Loan Facility on the Closing Date shall be those required to be delivered pursuant to Exhibit B hereto. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, (i) none of the paragraphs of this Section 2 shall constitute a condition to the funding of the Term Loan Facility on the Closing Date (except to the extent also set forth in Exhibit B hereto) and (ii) the Commitment Parties’ commitments hereunder are not subject to the commencement or completion of a syndication of the Term Loan Facility or to receipt of any ratings from Moody’s and S&P.

It is understood and agreed that the Lead Arranger will manage and control all aspects of the syndication of the Term Loan Facility in consultation with you, including decisions as to when commitments will be accepted and the final allocations of the commitments and fees among the Lenders (it being understood that the determination of Lenders and the final allocations with respect thereto shall be subject to your prior written consent, which shall not be unreasonably withheld, delayed or

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conditioned). It is understood that no Lender participating in the Term Loan Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Term Sheet and the Fee Letter. Notwithstanding anything in this Section 2 to the contrary, (a) the Lead Arranger will not syndicate, assign or participate (i) to those banks, financial institutions or other persons separately identified in writing by you to us prior to the date hereof (or to any affiliates of such entities that are readily identifiable as affiliates by virtue of their names or that are identified to us from time to time in writing by you) or (ii) to competitors (or affiliates thereof) of Parent, the Borrower or the Target or any of their respective subsidiaries (other than, in the case of clause (ii), bona fide fixed income investors or debt funds) identified in writing from time to time (and affiliates of such entities that are readily identifiable as affiliates by virtue of their names or that are identified to us from time to time in writing by you (other than bona fide fixed income investors or debt funds)); provided that no such identification after the date hereof pursuant to clauses (i) and (ii) shall apply retroactively to disqualify any person that has previously acquired an assignment or participation of an interest in the Term Loan Facility with respect to amounts previously acquired (collectively, the “Disqualified Lenders”) and (b) it is agreed that the Borrower may withhold its consent to an assignment to any person that is known by it to be an affiliate of a Disqualified Lender (regardless of whether it is readily identifiable as an affiliate by virtue of its name (other than, in the case of clause (ii), such affiliates that are bona fide fixed income investors or debt funds).

3.    Information Requirements. You hereby represent and warrant (to your knowledge to the extent it relates to the Target) that (a) all written information, other than Projections (as defined below), estimates, forward-looking statements and other information of a general economic or industry nature (the “Information”), that has been or is hereafter made available to the Lead Arranger or the Initial Lender by or on behalf of you or any of your representatives in connection with any aspect of the Transactions does not and will not when furnished, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading (after giving effect to all supplements and updates thereto from time to time) and (b) all financial projections, estimates or other forward-looking statements concerning the Borrower, the Target and their respective subsidiaries that have been or are hereafter made available to the Lead Arranger or the Initial Lender by or on behalf of you or any of your representatives (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions at the time made and at the time such Projections are furnished to the Lead Arranger or any Initial Lender, it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projection will be realized, actual results may differ and that such differences may be material.

You agree that if at any time prior to the later of the Closing Date and the Syndication End Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct at such time (or as to information concerning the Target and its subsidiaries and its business, correct at such time to your knowledge). The accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the obligations of the Commitment Parties hereunder or the funding of the Term Loan Facility on the Closing Date. In issuing this commitment and in arranging and syndicating the Term Loan Facility, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof.

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You acknowledge that (a) the Lead Arranger on your behalf will make available Information Materials on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt Domain, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available or (ii) is not material with respect to you, Parent, the Target or your or their respective subsidiaries or securities for purposes of United States federal or state securities laws (collectively, the “Public Side Information”; any information that is not Public Side Information, “Private Side Information”)) and who may be engaged in investment and other market related activities with respect to you, Parent, the Target or your or their respective subsidiaries or securities (each such Lender, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). Each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

At the reasonable request of the Lead Arranger, you agree to use commercially reasonable efforts to assist (and to use your commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement, the Target and its subsidiaries to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Term Loan Facility that includes only Public Side Information with respect to you, the Target and any of your or their respective subsidiaries or securities to be used by Public Siders. It is understood that in connection with your assistance described above, (a) an authorization letter reasonably acceptable to you will be included in any Information Materials that authorizes the distribution of the Information Materials to prospective Lenders, contain a representation consistent with the first paragraph of this Section 3 and contains a representation that the additional version of the Information Materials contains only Public Side Information with respect to you, the Target or any of your or their respective subsidiaries and securities (other than as set forth in the following paragraph of this Section 3) and (b) the Information Materials shall contain customary provisions exculpating the existing equity holders, you, the Target and the respective affiliates of the foregoing and us and our affiliates with respect to any liability related to the use or misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, at our reasonable request, you agree to identify that portion of the Information Materials that may be distributed to the public-side lenders as “Public Information”, by marking, or agreeing to the marking of, such Information Materials with the word “PUBLIC” prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Lead Arranger and the proposed Lenders to treat such Information Materials as not containing any Private Side Information (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”). You agree that, unless expressly identified as “PUBLIC”, each document to be disseminated by the Lead Arranger (or any other agent) to any Lender in connection with the Term Loan Facility will be deemed to contain Private Side Information.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders (provided that such materials have been provided to you and your counsel for review within a reasonable period of time prior thereto): (a) administrative materials prepared by the Lead Arranger for prospective Lenders (such as lender meeting invitations, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Term Loan Facility’s terms and conditions, (c) drafts and final versions of the final documentation of the Term Loan Facility and (d)

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financial statements of Parent, the Target and your or their respective subsidiaries that are publicly filed. If you advise the Lead Arranger in writing within a reasonable period of time (including by email) prior to dissemination that any of the foregoing items should be distributed only to Private Siders, then the Lead Arranger will not distribute such materials to Public Siders without your consent.

4.    Fees, Expenses and Indemnities.

(a)    You agree to pay the fees set forth in the fee letter addressed to you dated the date hereof from the Commitment Parties to you (the “Fee Letters”). If the Acquisition is consummated, you also agree to reimburse the Commitment Parties from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, the reasonable and documented fees, disbursements and other charges of counsel to the Lead Arranger and the Administrative Agent, and of any special and local counsel to the Commitment Parties retained by the Lead Arranger, and due diligence expenses, but limited to one counsel to the Administrative Agent and the Commitment Parties taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction (and, in the case of an actual or reasonably perceived conflict of interest where the Commitment Party affected by such conflict notifies you of the existence of such conflict, of another firm of counsel for each group of similarly affected Commitment Parties in each relevant jurisdiction)) incurred in connection with the Commitment Letter, the Fee Letter, the Term Loan Facility, the syndication thereof, the preparation of the Credit Documentation therefor and the other transactions contemplated hereby.

(b)    You also agree to indemnify and hold harmless each of the Commitment Parties, each other Lender and each of their affiliates and controlling persons, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and reasonable and documented expenses (including, without limitation, the legal expenses of one firm of counsel for all Indemnified Parties, taken as a whole, and if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions (and, in the case of an actual or reasonably perceived conflict of interest where the Indemnified Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each group of similarly affected Indemnified Parties in each relevant jurisdiction)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions or any of the other transactions contemplated herein or (b) the Term Loan Facility and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent (i) such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s (A) gross negligence or willful misconduct or (B) material breach of its obligations under this Commitment Letter; (ii) arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding in its capacity as an agent or arranger under the Term Loan Facility) as determined in a final, non-appealable judgment by a court of competent jurisdiction; or (iii) any settlement is entered into by such Indemnified Party without your written consent (such consent not to be unreasonably withheld, conditioned or delayed) but if there is a judgment of a court of competent jurisdiction in any such proceeding, or you consent to such settlement, you agree to indemnify and hold harmless such Indemnified Party in the manner set forth above. In the

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case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors, the Target or its subsidiaries, affiliates or equity holders, or an Indemnified Party (subject to (ii) above), whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the Commitment Parties shall be severally liable solely in respect of their respective commitments to the Term Loan Facility, on a several, and not joint, basis with any other Lender. Notwithstanding any other provision of this Commitment Letter, no party hereto shall be liable to any other party for any indirect, special, punitive or consequential damages in connection with its activities relating to the Term Loan Facility; provided, however, that nothing contained in this sentence shall limit your indemnification and reimbursement obligations hereinabove to the extent such damages are included in any third-party claim in connection with which such Indemnified Party is otherwise entitled to indemnification or reimbursement hereunder. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(c)    You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceedings and (ii) does not include any statement as to any admission of fault by or on behalf of such Indemnified Party.

5.    Conditions to Financing. The Initial Lender’s commitment hereunder to fund the Term Loan Facility is subject solely to the following conditions: (a) since the date of the Acquisition Agreement, there shall not have been any Company Material Adverse Effect that is continuing, (b) the execution and delivery by the Borrower and the Guarantors of definitive documentation with respect to the Term Loan Facility consistent with this Commitment Letter and the Fee Letter (the “Credit Documentation”) and (c) the satisfaction of the other conditions set forth on Exhibit B. A “Company Material Adverse Effect” means a Company Material Adverse Effect (as defined in the Acquisition Agreement).

Notwithstanding anything in this Commitment Letter, any Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which shall be a condition to the availability of the Term Loan Facility on the Closing Date shall be (a) the representations made by or with respect to the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have (or a subsidiary of yours has) the right (taking into account any applicable grace or cure provisions) to terminate your (or its) obligations under the Acquisition Agreement, or to decline to consummate the Offer (as defined in Exhibit A) or the First Merger (as defined in Exhibit A) pursuant to the Acquisition Agreement (in each case, in accordance with the terms thereof), as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (b) the Specified Representations (as defined below) and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair availability of the Term Loan Facility on the Closing Date if the conditions set forth in this Section 5 are satisfied (or waived); it being understood that, if any lien on Collateral (as defined in Exhibit A) securing the Term

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Loan Facility does not attach or become perfected on the Closing Date after your use of commercially reasonable efforts to have such lien attach and become perfected (including your using commercially reasonable efforts to obtain any certificated equity securities of the Target and its subsidiaries to the extent required to be pledged under the Credit Documentation and delivering such certificated securities to the Administrative Agent on the Closing Date), such attachment or perfection will not constitute a condition precedent to the availability of the Term Loan Facility on the Closing Date, will not affect the size of the Term Loan Facility and will not result in a default under the Term Loan Facility, but will be required to be attached and/or perfected within 90 days after the Closing Date (subject to extensions as agreed to by the Administrative Agent in its reasonable discretion); provided that this clause (ii) will not limit the conditions that require the execution and delivery of a customary guarantee and security agreement pursuant to which the Administrative Agent is authorized to file customary “all assets” UCC-1 financing statements pursuant thereto or that require the delivery of any certificated securities representing the equity of the Target and its subsidiaries if delivered to you prior to the Closing Date pursuant to the terms of the Acquisition Agreement and constituting collateral, in each case with customary stock powers executed in blank.

For purposes hereof, “Specified Representations” means, in respect of the Borrower and each Guarantor, the representations and warranties contained in the Credit Documentation relating to corporate status, corporate power and authority to enter into the Credit Documentation, due authorization, execution, delivery and enforceability of the Credit Documentation, no conflicts under charter documents, the Existing ABL Credit Agreement (as amended, restated, amended and restated, or otherwise modified, replaced or refinanced prior to the Closing Date), the 2016 Notes (as defined in the Existing ABL Credit Agreement) or the 2017 Notes (as defined in the Existing ABL Credit Agreement) resulting from the execution, delivery and performance of the Credit Documentation, solvency of Parent and its subsidiaries on a consolidated basis as of the Closing Date (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to Exhibit B), Federal Reserve margin regulations, the Investment Company Act, anti-money laundering laws and use of proceeds in violation of applicable anti-bribery, anti-corruption and sanctions laws (this paragraph, and the provisions herein, the “Certain Funds Provision”).

6.    Confidentiality and Other Obligations. This Commitment Letter (and the relevant exhibits and annexes thereto) and the Fee Letter and the contents hereof and thereof are confidential and may not be disclosed by you in whole or in part to any person or entity without our prior written consent except (i) on a confidential basis to any of your subsidiaries as to which this Commitment Letter has been assigned, and to your and their respective directors, officers, employees, accountants, attorneys and other professional advisors in connection with the Transactions, (ii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent not prohibited by applicable law, to inform us promptly thereof prior to such disclosure), (iii) in the case of the Commitment Letter and the contents hereof (but not the Fee Letter and the contents thereof) as you may determine is reasonably advisable to comply with your obligations under securities and other applicable laws and regulations, (iv) to disclose the Commitment Letter (but not the Fee Letter) in any syndication or other marketing materials in connection with the Term Loan Facility or in connection with any public filing relating to the Transactions, (v) with respect to the Commitment Letter, on a confidential basis, to any rating agency, (vi) to disclose the aggregate fee amounts contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in marketing materials for the Term Loan Facility or in any public filing

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relating to the Transactions, (iv) this Commitment Letter and the Fee Letter (redacted in a customary manner reasonably satisfactory to us) may be disclosed on a confidential basis to the Target, its officers, directors, employees, agents, attorneys, accountants and advisors in connection with the Transactions and (vii) you may disclose the Term Sheet to any Additional Arranger to the extent in contemplation of appointing such Additional Arranger pursuant to the terms hereof and to any of such person’s affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors, controlling person and equity holders, in each case on a confidential and need to know basis. This paragraph shall terminate (except as to the Fee Letter) on the earlier of (i) the first anniversary of the date hereof and (ii) after the Commitment Letter has become publicly available as a result of disclosure in accordance with the terms of this paragraph.

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties shall, except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Commitment Letter by the Commitment Parties or any of its affiliates or any related parties thereto, (iv) to the Commitment Parties’ affiliates and the Commitment Parties’ and such affiliates’ directors, officers, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties, (viii) to potential Lenders, participants or assignees or any hedge provider or prospective hedge provider (or their advisors); provided that the disclosure of any such information to any such parties shall be made subject to the acknowledgment and acceptance by such counterparty (and their advisors, as applicable) that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party) in accordance with customary market standards for dissemination of such type of information and (ix) to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties and the Lenders in connection with the administration and management of the Term Loan Facility; provided that such information referred to in this clause (ix) is limited to the existence of this Commitment Letter and information about the Term Loan Facility. This paragraph shall terminate on the earlier of the first anniversary of the date hereof and the effective date of the Credit Documentation.

As you know, each of DBSI and DBNY (each, together with its affiliates, a “Bank Group”) is a full service financial institution engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and

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other financial and non-financial activities and services globally. In the ordinary course of their various business activities, each Bank Group and funds or other entities in which such Bank Group invests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, each Bank Group may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Borrower, Parent, the Target and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Borrower, Parent, the Target or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Term Loan Facility and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

As you know, DBSI has been retained by you (or one of your affiliates) as financial advisor (each in such capacity, a “Financial Advisor”) in connection with the Acquisition and the related transactions. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Financial Advisor, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other.

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You further acknowledge that DBNY and/or certain of its affiliates currently are acting as lenders under the Existing ABL Credit Agreement, and your and your subsidiaries’ rights and obligations under any other agreement with DBNY or any of its affiliates (including the Existing ABL Credit Agreement) that currently exist or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by DBNY’s performance or lack of performance of services hereunder. You hereby agree that DBNY may render its services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and you agree that you will not claim any conflict of interest relating to the relationship between DBNY and you and your affiliates in connection with the commitments and services contemplated hereby, on the one hand, and the exercise by DBNY or any of its affiliates of any of their rights and duties under any credit agreement or other agreement (including the Existing ABL Credit Agreement) on the other hand.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies the Borrower and each Guarantor (if any) which information includes the Borrower’s and such Guarantor’s name and address and other information that will allow the Commitment Parties, as applicable, to identify the Borrower and such Guarantor in accordance with the U.S.A. Patriot Act, and that such information may be shared with Lenders. In addition, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (as defined below), the Administrative Agent and each Lender may request a beneficial ownership certification with respect to the Borrower pursuant to the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”). You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

7.    Survival of Obligations. The provisions of Sections 2, 3, 4, 6, 7 and 8 hereof shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that the provisions of paragraphs 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Term Loan Facility, and provided that the indemnification and expense reimbursement provisions contained in the Credit Documentation shall supersede your indemnification and expense reimbursement provisions obligations hereunder to the extent covered thereby. Subject to the preceding sentence, you may terminate this Commitment Letter (or a portion of the commitments hereunder, in whole or in part) upon written notice to the Initial Lender at any time.

8.    Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

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This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that (a) the interpretation of the definition of a Target Material Adverse Effect and whether or not a Target Material Adverse Effect has occurred, (b) whether the Acquisition has been consummated as contemplated by the Acquisition Agreement and (c) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of any inaccuracy thereof you (or your applicable subsidiaries) have the right to terminate your (or their) obligations, or to decline to consummate the Offer or the First Merger, under the Acquisition Agreement, shall be determined pursuant to the Acquisition Agreement, which is governed by, and enforced pursuant to, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof or thereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letter and each other written agreement among us referenced herein, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Term Loan Facility and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

Neither this Commitment Letter nor the Fee Letter may be assigned by you except as separately agreed between you and us, without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties).

Any and all services to be provided by the Commitment Parties hereunder may be performed and any and all rights of the Commitment Parties hereunder may be exercised by or through any of their respective affiliates or branches and, in connection with such performance or exercise, the Commitment Parties may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby (subject to Section 6 above) and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to the Commitment Parties hereunder.

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Please indicate your acceptance of the terms of the Term Loan Facility set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 11:59 p.m. (New York City time) on January 13, 2020 whereupon the undertakings of the parties with respect to the Term Loan Facility shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Term Loan Facility if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of each Commitment Party hereunder will expire on the earliest of (a) 11:59 p.m. (New York City time) on the date that is five (5) business days after the End Date (as defined in the Acquisition Agreement as in effect as of the date hereof), (b) the closing of the Acquisition without drawing on the Term Loan Facility, (c) [reserved], (d) the date that the Acquisition Agreement is validly terminated by you (or any of your affiliates) or expires in accordance with the terms thereof and (e) the date on which the Planned Disposition is consummated [***].

Each of the parties hereto agrees that this Commitment Letter and the Fee Letter referenced herein are binding and enforceable agreements with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Term Loan Facility and the Initial Lender’s commitment thereto is subject to satisfaction of the conditions in Section 5 above, subject to the Certain Funds Provision.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

DEUTSCHE BANK NEW YORK BRANCH

By:	/s/ John Huntington
Name:	John Huntington
Title:	Managing Director

By:	/s/ Sandeep Desai
Name:	Sandeep Desai
Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ John Huntington
Name:	John Huntington
Title:	Managing Director

By:	/s/ Sandeep Desai
Name:	Sandeep Desai
Title:	Managing Director

SIGNATURE PAGE TO COMMITMENT LETTER (PROJECT FIRST)

Accepted and agreed to as of the date first written above:

COTT HOLDINGS INC.

By:	/s/ Shane Perkey
Name:	Shane Perkey
Title:	Treasurer

SIGNATURE PAGE TO COMMITMENT LETTER (PROJECT FIRST)

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

TERM LOAN FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit A is attached.

Borrower:	COTT HOLDINGS, INC., a Delaware corporation (the “Borrower”).

Parent:	COTT CORPORATION, a corporation organized under the laws of Canada (“Parent”).

Guarantors:	All obligations of the Borrower under the Term Loan Facility (the “Senior Secured Obligations”), and, at the option of the Borrower, under any interest rate protection or other swap or hedging arrangements (other than any obligation of any Guarantor (as defined below) to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) under circumstances to be set forth in the Credit Documentation (collectively, “Excluded Swap Obligations”)), and obligations under overdraft, credit and purchasing card reimbursement and other cash management arrangements, in each case of the Borrower and the other Guarantors and entered into with a Lender, Lead Arranger, the Administrative Agent or any affiliate of a Lender, Lead Arranger, or the Administrative Agent at the time such obligation is entered into (“Senior Hedging/Cash Management Arrangements”) will be unconditionally and irrevocably guaranteed jointly and severally on a senior basis (the “Guarantees”) by each entity that is required to be a “Loan Party” under the Existing ABL Credit Agreement (as defined therein as in effect on the date hereof) (other than the Borrower), other than any such entity that is incorporated in the Netherlands (“Excluded Dutch Entities”).

Security

Subject to the exceptions contained in the Existing ABL Credit Agreement as in effect on the date hereof and other exceptions to be agreed upon, the Term Loan Facility, the Guarantees, and, at the option of the Borrower and any Senior Hedging/Cash Management Arrangements will be secured by perfected (i) second-priority security interests in all accounts receivable, chattel paper, cash, checks and other negotiable instruments, deposit accounts, securities and commodities accounts (other than deposit accounts and securities accounts in which only identifiable cash proceeds from the sale of non-

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ABL Priority Collateral are deposited), inventory, documents of title and books and records related to the foregoing (but excluding, for the avoidance of doubt, intellectual property and general intangibles and other related assets evidencing, governing or otherwise relating to the foregoing) and the proceeds thereof (collectively, the ABL Priority Collateral”), solely to the extent such ABL Priority Collateral is owned by the Borrower or a Guarantor organized under the laws of any state of the United States and (ii) first-priority security interests in equipment (including Eligible Equipment, as defined in the Existing ABL Credit Agreement as in effect on the date hereof), real property (including Eligible Real Property, as defined in the Existing ABL Credit Agreement as in effect on the date hereof) and substantially all other assets (other than ABL Priority Collateral) and subject to customary exceptions to be agreed, solely to the extent the foregoing is owned by the Borrower or a Guarantor organized under the laws of any state of the United States (the collateral described in this clause (ii), the “Term Loan Priority Collateral” and, together with the ABL Priority Collateral, the “Collateral”).

Notwithstanding anything set forth herein to the contrary, (i) neither the Borrower nor any Guarantor shall be required to undertake any action or incur any third-party, out-of-pocket fee or expense in connection with granting a lien on real property Collateral or deliver any real property Collateral, including mortgages or other real property realted deliverables, until after the TLB Syndication Commencement Date and (ii) the Term Loan Priority Collateral shall exclude assets specifically excluded from “Collateral” under the Security Agreements (in each case as defined in the Existing ABL Credit Agreement as in effect on the date hereof, subject to other exceptions to be agreed).

The relative rights and priorities in the Collateral for each of the Term Loan Facility and the ABL Facility will be set forth in an Applicable Intercreditor Agreement (as defined and on the terms set forth in the Existing ABL Credit Agreement), which shall reflect a customary “crossing lien” structure and be consistent with the “ABL Intercreditor Agreement” mutually identified and agreed by the Borrower and the Lead Arranger on the date hereof between the ABL Representative for the ABL Credit Agreement Secured Parties thereunder and Term Priority Representative for the First Lien Term Credit Agreement Secured Parties thereunder. For the avoidance of doubt, the Term Loan Facility shall be designated as “PP&E Priority Indebtedness” under the Existing ABL Credit Agreement, as such definition may be amended to permit the incurrence of the Term Loan Facility on the terms set forth herein.

Transactions:

The Borrower, through one or more of its wholly owned subsidiaries, intends to acquire (the “Acquisition”) all of the equity interests in the Target pursuant to the Agreement and Plan of Merger, dated as of the date hereof, among the Target, a Delaware corporation, Cott

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Corporation, a corporation organized under the laws of Canada, Cott Holdings Inc., a Delaware corporation, Fore Acquisition Corporation, a Delaware corporation and Fore Merger LLC, a Delaware limited liability company (together with the exhibits, annexes and schedules thereto, the “Acquisition Agreement”) for an aggregate cash and stock consideration specified therein (the “Acquisition Consideration”). In connection with the Acquisition, the Borrower will form Fore Merger LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Borrower (“New LLC”) and Fore Acquisition Corporation, a Delaware corporation and a direct, wholly-owned subsidiary of New LLC (“Purchaser”). Pursuant to the Acquisition Agreement, Purchaser will commence a tender offer (the “Offer”) for all of the outstanding common stock of the Target. Subject to the satisfaction of the conditions set forth in Annex I to the Acquisition Agreement, the Offer will be consummated. Immediately following the consummation of the Offer, Purchaser will merge with and into the Target in a merger pursuant to Section 251(h) of the Delaware General Corporation Law, and the Target will become a wholly-owned subsidiary of New LLC (the “First Merger”). Following the First Merger, the Target will enter into an upstream merger with and into New LLC, with New LLC surviving the second merger (the “Second Merger”). In connection therewith, the Borrower intends to repay all outstanding indebtedness of the Target under that certain Credit Agreement, dated as of June 22, 2019, by and among Primo Water Corporation, as the borrower, the subsidiaries of the borrower identified therein, as guarantors, the lenders from time to party thereto, SunTrust Bank, as administrative agent, issuing bank and swingline lender and the other parties thereto, as amended, amended and restated, supplemented, waived or otherwise modified prior to the Closing Date (the “Refinancing”). In connection with the Acquisition and the Refinancing, the Borrower intends to (a) obtain a seven-year senior secured term loan credit facility described below under the caption “Term Loan Facility” and (b) pay the fees and expenses incurred in connection with the foregoing or related financings and the other Transactions (the “Transaction Costs”). The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

It is anticipated that some or all of the Term Loan Facility may be replaced or refinanced with the net cash proceeds of the Planned Disposition.

Administrative Agent:	Deutsche Bank AG New York Branch will act as sole and exclusive administrative agent for the Term Loan Facility (the “Administrative Agent”).

Sole Lead Arranger and Sole Bookrunner:	Deutsche Bank Securities Inc. (“DBSI”) will act as sole lead arranger and sole bookrunner for the Term Loan Facility (the “Lead Arranger”).

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Lenders:	Deutsche Bank AG New York Branch (“DBNY”) and other banks, financial institutions and institutional lenders selected in accordance with the Commitment Letter (each, a “Lender”), but excluding, for the avoidance of doubt, any Disqualified Lenders.

Term Loan Facility:	A seven-year senior secured term loan credit facility in an aggregate principal amount in U.S. dollars of $400,000,000 (the “Term Loan Facility”).

Incremental Facilities:	The Borrower will be permitted to increase the Term Loan Facility or add one or more term loan credit facilities (collectively, the “Incremental Term Facilities” on terms and conditions consistent with the Precedent Credit Agreement (as hereinafter defined); provided, that:

(i) the aggregate principal amount of all Incremental Term Facilities shall not exceed the sum of (x) the greater of $390 million and 100% of Consolidated EBITDA (to be defined in a manner consistent with the Draft DoN (as hereinafter defined)), less the aggregate amount of incremental equivalent debt and ratio debt incurred on a pari passu basis with the Term Loan Facility (the “Incremental Dollar Basket”) plus (y) any amounts so long as, in the case of this clause (y), on the date of incurrence thereof, the Consolidated Total Secured Leverage Ratio (as defined in the Draft DoN) on a pro forma basis (calculated without netting the cash proceeds of such Incremental Term Facility on the date of incurrence, but giving pro forma effect to the use of proceeds thereof) will be no greater than 3.00:1.00 (the “Incremental Ratio Basket”) plus (z) the aggregate amount of any voluntary repayments of the Term Loan Facility or pari passu Incremental Term Facility and all voluntary prepayments of pari passu Refinancing Facilities (to the extent previously applied to the prepayment of any of the foregoing) and pari passu incremental equivalent debt and ratio debt (and all debt buybacks of any of the foregoing) (other than (x) any such prepayments of Incremental Term Facilities that were incurred in reliance on the Incremental Ratio Basket and (y) any such prepayments funded with the proceeds of long-term debt (other than revolving loans));

(ii) the restrictions on the maturity and weighted average life of any Incremental Term Facilities shall be modified to include an “inside maturity basket” that permits the incurrence by the Borrower of Incremental Term Loans, incremental equivalent debt or ratio debt (that is otherwise permitted to be incurred) in an aggregate amount at any time outstanding not to exceed $150 million (the “Inside Maturity Basket”); and

(iii) the MFN Provision shall be modified such that (x) it applies to the incurrence of any first-lien Incremental Term Facility (and any other first-lien incremental equivalent debt or ratio debt) prior to the date that

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is 24 months following the Closing Date (the “MFN Sunset Provision”), (y) it applies only to any first-lien Incremental Term Facility (and any other first-lien incremental equivalent debt or ratio debt) incurred pursuant to the Incremental Ratio Basket and (z) up to an aggregate amount of $150 million of first-lien Incremental Term Loans (and any other first-lien incremental equivalent debt or ratio debt) may be incurred without triggering the MFN Provision (the “MFN Excluded Amount”).

Refinancing Facilities:	The definitive documentation for the Term Loan Facility will permit the Borrower to refinance loans under the Term Loan Facility from time to time, in whole or part, with one or more new term facilities on terms and conditions consistent with the Precedent Credit Agreement.

Purpose:	The proceeds shall be used by the Borrower (i) to pay the Acquisition Consideration, (ii) to fund the Refinancing and (iii) to pay the Transaction Costs.

Availability:	The Term Loan Facility shall be available in one draw on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth in Annex I hereto.

Calculation of Interest and Fees:	Other than calculations in respect of interest at the ABR (as defined on Annex I hereto) (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Substantially the same as the Precedent Credit Agreement (as defined below).

Final Maturity and Amortization:	The Term Loan Facility will mature on the date that is 7 years after the Closing Date, and will amortize in equal quarterly installments (commencing with the end of the first full fiscal quarter ending after the Closing Date) in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Loan Facility with the balance payable on the maturity date of the Term Loan Facility.

Mandatory Prepayments and Commitment Reductions:
On or prior to the Closing Date, the aggregate commitments in respect of the Term Loan Facility under the Commitment Letter shall be permanently reduced, and after the Closing Date, the aggregate loans under the Term Loan Facility shall be prepaid, in each case, dollar-for-dollar, by the following amounts (in each case subject to exceptions to

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be agreed) and subject, in the case of commitment reductions prior to the Closing Date, to clause (e) of the penultimate paragraph of the Commitment Letter:

(a) (i) the net cash proceeds (to be defined consistent with the Documentation Principles, including that, except with respect to the Planned Disposition, net cash proceeds shall be reduced by the amount of any indebtedness secured by a lien on the applicable disposed asset having priority over the lien securing the Term Loan Facility that is required pursuant to the terms of such indebtedness to be repaid upon consummation of the applicable asset sale or other disposition) of all non-ordinary course asset sales or other dispositions of property (including, only if the Planned Disposition is consummated on or after the date on which a Successful Syndication has occurred, the Planned Disposition) on terms substantially consistent with the Precedent Credit Agreement, including leveraged-based step-downs to be agreed and the ability to reinvest such net cash proceeds on terms and conditions substantially consistent with the Precedent Credit Agreement and (ii) if the Planned Disposition is consummated prior to the date on which a Successful Syndication has occurred, 100% of the net cash proceeds received from the Planned Disposition, which shall not be subject to any leverage-based step-downs or reinvestment rights;

(b) 100% of the net cash proceeds received from (i) prior to the Closing Date, any incurrence of (x) debt for borrowed money incurred expressly to finance the Acquisition and (y) unless the Syndication End Date shall have occurred, any incurrence of other indebtedness for borrowed money in excess of $20 million in the aggregate (to the extent of such excess), and in any case, excluding (A) any intercompany debt of Parent or any of its subsidiaries, (B) any debt of Parent or any of its subsidiaries incurred under the Existing ABL Credit Agreement, (C) commercial paper issued in the ordinary course of business, (D) ordinary course purchase-money debt or capital leases, (E) borrowings under working capital, letter of credit or overdraft facilities, (F) other debt for borrowed money to be agreed upon and (G) any refinancing, renewal or extension of the 2016 Notes or 2017 Notes (each as defined in the Existing ABL Credit Agreement as in effect on the date hereof) through the issuance of debt securities or similar instruments; provided, that the net cash proceeds of any increase in the aggregate principal amount of the 2016 Notes or 2017 Notes in connection with such refinancing, renewal or extension (other than any increase used to finance any related costs, fees, expenses, premiums or penalties in connection with such refinancing, renewal or extension) shall be applied to reduce the aggregate commitments in respect of the Term Loan Facility under the Commitment Letter and, after the Closing Date, to prepay the loans outstanding under the Term Loan Facility, in each case, dollar-for-dollar and (ii) any incurrence or issuance of debt obligations of the Parent and its restricted subsidiaries after the Closing Date not permitted under the Credit Documentation;

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(c) Unless the Syndication End Date shall have occurred, 100% of the net cash proceeds received from any issuance of equity or equity-linked securities (in a public offering or private placement) by Parent, other than (i) any sale or issuances pursuant to employee or director stock plans or other similar compensation arrangements, (ii) upon conversion or exercise of outstanding securities or options and (iii) other exceptions to be agreed upon; and

(d) beginning with the first full fiscal year of Parent after the Closing Date, 50% of Excess Cash Flow (to be defined in a manner to be agreed consistent with the Precedent Credit Agreement) of Parent and its restricted subsidiaries (with leverage-based step-downs to 25% and 0% at leverage levels to be agreed). Such amounts shall be used to prepay the loans under the Term Loan Facility or other indebtedness secured by a lien on the Collateral that ranks pari passu with the liens that secure the Term Loan Facility; provided that any voluntary prepayment of Loans or such other pari passu indebtedness made during any fiscal year, but excluding in all cases prepayments funded with the incurrence of long term indebtedness (other than revolving loans), shall be credited against excess cash flow prepayment obligations for such fiscal year on a dollar-for-dollar basis.

The Borrower shall deliver written notice of any mandatory prepayment or commitment reduction hereunder and under the Credit Documentation within three business days of the event triggering such mandatory prepayment or commitment reduction.

Optional Prepayments and Commitment Reductions:	The Term Loan Facility may be prepaid at any time prior to the Syndication End Date in whole or in part, without premium or penalty, upon written notice, at the option of the Borrower, except that any prepayment of LIBOR (as defined on Annex I hereto) advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Lenders resulting therefrom.

Following the Syndication End Date, the Borrower shall pay a “prepayment premium” in connection with any Repricing Event (as defined in the Precedent Credit Agreement) with respect to all or any portion of the loans that are outstanding under the Term Loan Facility that occurs on or before the date that is six months after the Syndication End Date, in an amount equal to 1.00% of the principal amount of the Term Loan Facility subject to such Repricing Event on terms substantially consistent with the Precedent Credit Agreement.

The commitment under the Term Loan Facility may be reduced permanently or terminated by the Borrower at any time prior to the Closing Date without penalty.

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Conditions Precedent to Borrowing on the Closing Date:
The borrowing under the Term Loan Facility on the Closing Date will be subject solely to the conditions precedent set forth in Section 5 of the Commitment Letter and Exhibit B to the Commitment Letter.

Documentation Principles:	Except as otherwise set forth in this Exhibit A, the Credit Documentation shall be substantially consistent with: (i) with respect to Negative Covenants, the draft “Description of Notes” as agreed between Parent and the Administrative Agent in November 2019 (the “Draft DoN”), subject to those modifications described under the heading “Covenants” below, (ii) with respect to Guarantee and Security provisions not otherwise herein described, the Existing ABL Credit Agreement and (iii) otherwise, the certain Credit Agreement, dated as of May 30, 2018, among Wyndham Hotels & Resorts, Inc., a Delaware corporation, Bank of America, N.A. as Administrative Agent and Collateral Agent and the other parties from time to time party thereto (as in effect on the date hereof, the “Precedent Credit Agreement”), which shall modified as necessary to (i) reflect the secured nature of the Term Loan Facility, (ii) reflect customary modifications to the operational and agency provisions to reflect the requirements of the Administrative Agent and (iii) include customary EU bail-in provisions, Delaware LLC division provisions, LIBOR cessation provisions and QFC stay rules.

The Credit Documentation shall only contain the mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this Commitment Letter (including this Term Sheet), and there shall not be any conditions to the funding of the Term Loan Facility other than as set forth in Section 5 of the Commitment Letter.

This section is referred to herein as the “Documentation Principles”.

Representations and Warranties:	The same as those in the Precedent Credit Agreement.

Covenants:	Limited to the following and consistent with the Documentation Principles:

(a)   Affirmative Covenants: Substantially consistent with, and limited to, those contained in the Precedent Credit Agreement (other than with respect to any periodic financial reporting requirements, which shall be substantially consistent with the Existing ABL Credit Agreement as in effect on the date hereof).

(b) Negative Covenants: Substantially consistent with, and limited to, those contained in the Draft DoN, and applicable to Parent

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    and its restricted subsidiaries; provided, that such provisions shall be modified in a manner to be mutually agreed to reflect the term facility nature of the Term Loan Facility. Such modifications shall include:

(i) replacement of the Change of Control Offer (as defined in the Draft DoN) provisions with a Change in Control Event of Default as described under the caption “Events of Default” below;

(ii) replacement of the Asset Disposition Offer (as defined in the Draft DoN) provisions with the asset sale mandatory prepayment provisions described in clause (a) under the caption “Mandatory Prepayments and Commitment Reductions” above;

(iii) removal of the provisions related to the suspension of covenants on achievement of investment grade status;

(iv) removal of the ability to incur liens to the extent the obligations are secured equally and ratably with (or prior to) such other liens;

(v) removal of the “Merger and Consolidation” provisions as they relate to the consolidation or merger of Parent, with such provisions to be replaced by a fundamental changes covenant consistent with the Precedent Credit Agreement;

(vi) inclusion of additional negative covenants related to (a) change in lines of business, (b) modification of organizational documents and junior debt documents, in each case consistent with the Precedent Credit Agreement;

(vii) inclusion of the Inside Maturity Basket;

(viii) inclusion of a ratio-based incurrence test for the incurrence of junior-lien indebtedness (to be set at a Consolidated Total Secured Leverage Ratio not to exceed 3.00:1.00); and

(ix) inclusion of an exception for any existing indebtedness of Parent or any of its restricted subsidiaries, including, without limitation, the Existing ABL Credit Agreement, the 2016 Notes (as defined in the Existing ABL Credit Agreement as in effect on the date hereof) and the 2017 Notes (as defined in the Existing ABL Credit Agreement as in effect on the date hereof), in each case including any refinancing, replacement or extension thereof.

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In addition to the foregoing, from the Closing Date until the Syndication End Date, the Borrower shall be prohibited from (i) incurring any Incremental Term Loans pursuant to the Incremental Dollar Basket or the Incremental Ratio Basket, (ii) utilizing the Inside Maturity Date Basket and/or (iii) consummating any acquisition for which the aggregate consideration exceeds $100,000,000.

(c) Financial Covenants: None.

Events of Default:	Limited to the following and, other than with respect to clause (viii) below, substantially the same as those in the Precedent Credit Agreement: (i) nonpayment of principal, interest, fees or other amounts; (ii) any representation or warranty proving to have been false or misleading in any material respect when made; (iii) failure to perform or observe covenants set forth in the Credit Documentation; (iv) cross-event of default and cross-acceleration to other material indebtedness (including, for the avoidance of doubt, the Existing ABL Credit Agreement and the 2016 Notes and 2017 Notes (in each case as defined in the Existing ABL Credit Agreement as in effect on the date hereof), with a materiality threshold set at the same level as the corresponding threshold in the Draft DoN, (v) bankruptcy and insolvency defaults; (vi) material judgment defaults, with a materiality threshold set at the same level as the corresponding threshold in the Draft DoN; (vii) ERISA defaults, (viii) Change in Control (as defined in the Existing ABL Credit Agreement as in effect on the date hereof, with modifications to be agreed to account for the Borrower being a subsidiary of Parent) and (ix) failure to enter into an amendment to reflect the exercise of any “Market Flex” provisions as set forth in the Fee Letter.

Assignments and Participations:	Substantially consistent with the Precedent Credit Agreement; provided, that from and after the Closing Date, the Lenders will be permitted to assign loans under the Term Loan Facility to eligible assignees (other than Disqualified Lenders) in a minimum amount of $1.0 million with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed and such consent not to be required (i) during the continuance of a payment or bankruptcy event of default or (ii) in connection with an assignment to a Lender, an affiliate of a Lender or an approved fund.

Defaulting Lenders:	Substantially consistent with the corresponding provisions of the Precedent Credit Agreement.

Waivers and Amendments:	Amendments and waivers of the provisions of the Credit Documentation will require the approval of Lenders on terms substantially consistent with the provisions of the Precedent Credit Agreement.

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Indemnification:	The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Transactions, the Term Loan Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable and documented attorneys’ fees and settlement costs (limited to one firm of counsel for all Indemnified Parties, taken as a whole, and if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) (and, in the case of an actual or reasonably perceived conflict of interest where the Indemnified Party affected by such conflict notifies you of the existence of such conflict, of another firm of counsel for each group of similarly affected Indemnified Parties in each relevant jurisdiction)), except to the extent (i) such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s (A) gross negligence or willful misconduct, or (B) material breach of its obligations under the Term Loan Facility; (ii) arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding in its capacity as an agent or arranger under the Term Loan Facility) that as determined in a final, non-appealable judgment by a court of competent jurisdiction; or (iii) any settlement is entered into by such Indemnified Party without the Borrower’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) but if there is a judgment of a court of competent jurisdiction in any such proceeding, or the Borrower consents to such settlement, the Borrower agrees to indemnify and hold harmless such Indemnified Party. This indemnification shall survive and continue for the benefit of all such persons or entities, notwithstanding any failure of the Term Loan Facility to close.

Governing Law:	New York (except as expressly contemplated by the Commitment Letter).

Expenses:

If the Closing Date occurs, the Borrower will pay all reasonable and documented costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all Credit Documentation, including, without limitation, the legal fees and expenses of the Administrative Agent’s counsel (but limited to one counsel to the Administrative Agent and the Lenders taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction (and, in the case of an actual or reasonably perceived conflict of interest where the Lenders affected by such conflict notifies the Borrower of the existence of such conflict, of another firm of counsel for each group

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of similarly affected Lenders in each relevant jurisdiction)). The Borrower will also pay the expenses of each Lender in connection with the enforcement of any of the Credit Documentation related to the Term Loan Facility (but limited, in the case of legal expenses) to one counsel to the Administrative Agent and the Lenders taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction (and, in the case of an actual or reasonably perceived conflict of interest where the Commitment Party affected by such conflict notifies the Borrower of the existence of such conflict, of another firm of counsel for each group of similarly affected Lenders in each relevant jurisdiction)).

Counsel to the Administrative Agent:	Davis Polk & Wardwell LLP.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to exclusive New York jurisdiction.

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ANNEX I

TO EXHIBIT A

Interest Rates:	The interest rates under the Term Loan Facility will be, at the option of the Borrower, LIBOR plus 2.50% or ABR plus 1.50%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Lenders, 12 months or, if agreed to by the Administrative Agent, a shorter period) for LIBOR.

“ABR” is the Alternate Base Rate, which is the highest of (i) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) one-month LIBOR plus 1.00% per annum.

“LIBOR” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for the applicable interest period appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) or other applicable page or screen for loans denominated in U.S. dollars; provided, that if LIBOR shall be less than zero pursuant to this definition, such rate shall be deemed zero. The Credit Documentation shall contain customary successor rate provisions with respect to LIBOR.

Default Interest:	At any time when the principal of or interest on any Loan or any fee or other amount payable by the Borrower is not paid when due, such overdue amounts shall bear interest at the rate otherwise applicable to such loan plus 2%.

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Exhibit B-1

EXHIBIT B

CONDITIONS PRECEDENT TO CLOSING,

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B is attached.

The initial borrowing under the Term Loan Facility will be subject to the following additional conditions precedent, in each case subject to the Documentation Principles and the Certain Funds Provisions:

(i)    The Offer and the First Merger shall be consummated substantially concurrently with the initial funding under the Term Loan Facility, in all material respects, in accordance with the Acquisition Agreement, and the Acquisition Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is materially adverse to the Initial Lender (in its capacity as such) without the Lead Arranger’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); it being understood and agreed that (w) any modification, consent, waiver or amendment to the definition of “Company Material Adverse Effect” in the Acquisition Agreement without the prior written consent of the Lead Arranger, (x) any modification of the definition of “Minimum Condition” (as defined in Annex I to the Acquisition Agreement as in effect on the date hereof), (y) any decrease in the Acquisition Consideration where such decrease is not applied to reduce the Term Loan Facility on a dollar-for-dollar basis and (z) any increase in Acquisition Consideration that is not funded with equity, cash on hand of Parent or its subsidiaries or by a draw under the ABL Facility, shall in each case be deemed to be materially adverse to the Initial Lender.

(ii)    The Lead Arranger shall have received Cott Corporation’s (x) U.S. GAAP audited consolidated balance sheets and related statements of income, equity and cash flows for the fiscal years ended (1) December 31, 2016, 2017 and 2018 and (2) to the extent the Closing Date is 90 days after December 31, 2019, December 31, 2019 and (y) U.S. GAAP unaudited consolidated balance sheets and related statements of income and cash flows for (1) each of the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019 and (2) each additional fiscal quarter (other than the fiscal quarter ending 12/31/19) ending at least 45 days before the Closing Date (it being understood that the filing with the Securities and Exchange Commission by Cott Corporation of any of the foregoing financial statements shall satisfy the requirements of this paragraph (ii), and the Lead Arranger hereby acknowledges receipt of the foregoing financial statements described in clause (x)(1) and (y)(1)).

(iii)    The Lead Arranger shall have received a pro forma unaudited consolidated balance sheet as of the most recent balance sheet date as required to be delivered pursuant to paragraph (ii) above prepared after giving effect to the Transactions as if the Transactions had occurred as of the most recent date of the balance sheet required pursuant to paragraph (ii) above, which pro forma financial statements shall not be

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Exhibit B-1

required to meet the requirements of Regulation S-X under the Securities Act or other accounting rules and regulations of the SEC promulgated thereunder (including applying purchase method of accounting).

(iv)     (A) the Administrative Agent shall have received customary legal opinions, corporate organizational documents and good standings, resolutions, an officer’s certificate certifying as to the accuracy of the Specified Representations consistent with clause (C) below and a borrowing notice, (B) the Acquisition Agreement Representations shall be true and correct to the extent required by the definition thereof and (C) the Specified Representations shall be true and correct in all material respects as of the Closing Date (or, to the extent such representation refers to an earlier period or date, as of such earlier period or date).

(v)    The Administrative Agent shall have received a certificate from the chief financial officer, treasurer or other financial officer of the Borrower, in the form set forth on Annex I to this Exhibit B.

(vi)    The Lead Arranger, the Administrative Agent and the Lenders shall have received all fees and expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter or other written agreement, and with respect to expenses, for which invoices have been presented at least three business days prior to the Closing Date.

(vii)    The Lead Arranger shall have received, at least three business days prior to the Closing Date, (A) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S.A. Patriot Act and (B) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary FinCEN beneficial ownership certificate, in each case to the extent requested by any Lender through the Administrative Agent at least ten business days prior to the Closing Date.

(viii)    The Refinancing shall have been consummated, or substantially simultaneously with the initial borrowing under the Term Loan Facility shall be consummated.

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Exhibit B-2

ANNEX I

TO EXHIBIT B

FORM OF SOLVENCY CERTIFICATE

[DATE]

This Solvency Certificate is delivered pursuant to Section [●] of the Credit Agreement dated as of [                ], 201[    ], among [                ] (the “Credit Agreement’). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:

As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of Parent and its subsidiaries on a consolidated basis, will be in excess of the total amount of its debts (including contingent liabilities); (ii) the present fair saleable value of the assets of Parent and its subsidiaries on a consolidated and going concern basis will be greater than the probable liability of Parent and its subsidiaries on a consolidated basis on their existing debts as such debts become absolute and matured; (iii) Parent and its subsidiaries on a consolidated basis will be will be able to pay its debts (including contingent debts and other commitments) as they mature; and (iv) Parent and its subsidiaries on a consolidated basis has capital sufficient to carry on its business as conducted and are proposed to be conducted following the Closing Date.

For purposes of this certificate, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as [Chief Financial Officer] of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

[Remainder of page intentionally left blank]

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Annex I to Exhibit B-1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

[BORROWER]

By:
Name:	[●]
Title:	[Chief Financial Officer]

Annex I to Exhibit B-2